EXHIBIT 99.13
-------------


AT THE TRUST
Robert G. Higgins                      Investor Relations
First Vice President, General Counsel  L.G. Schafran - Chairman and
630-218-7255                           Interim CEO/President
bhiggins@banyanreit.com                630-218-7250
                                       ir@banyanreit.com



FOR IMMEDIATE RELEASE
TUESDAY, JUNE 18, 2002


     BANYAN STRATEGIC REALTY TRUST AND NORTHLAKE PURCHASER EXTEND
         DUE DILIGENCE PERIOD; NEGOTIATING LATER CLOSING DATE;
          ADDITIONAL $0.20 LIQUIDATING DISTRIBUTION ANNOUNCED


OAK BROOK, ILLINOIS - JUNE 18, 2002 - BANYAN STRATEGIC REALTY TRUST (Nasdaq: BSRTS) announced today that it has executed an amendment of the real estate sale contract pertaining to the Trust's single remaining property, Northlake Tower Festival Mall, which had been scheduled to close on July 17, 2002.

The amendment extends the due diligence period from June 17, 2002 to June 19, 2002. The brief two-day extension of the due diligence period was granted at the purchaser's request, in order to allow the purchaser to reschedule a board of directors meeting, from June 14 to June 19.

Pursuant to the contract, as amended, the purchaser may terminate the contract without any penalty prior to the end of the due diligence period (June 19). On June 19, 2002, if the purchaser elects not to terminate, the purchaser must increase its earnest money deposit, from $200,000 to $400,000, and thereafter is entitled to termination without penalty, only if the Trust's first mortgage lender fails to approve the purchaser's application for loan assumption. A decision on that application is now anticipated in early to mid-August.

The Trust also announced that it is negotiating with the purchaser a proposed second amendment, that, if executed, would extend the period within which the purchaser must obtain approval of the assumption of the Trust's first mortgage loan, from June 10, 2002 to August 25, 2002, and would extend the closing date from July 17, 2002 to September 17, 2002. The Trust noted that the amendment was necessitated by a longer than anticipated approval procedure for the assumption of the Trust's first mortgage loan, a key element of the transaction.


LIQUIDATING DISTRIBUTION
------------------------

The Trust announced that it will make a fourth interim liquidating distribution, in the amount of $0.20 per share, on July 15, 2002, to shareholders of record as of July 1, 2002. Giving effect to the fourth distribution, the Trust will have made liquidating distributions totaling $5.45 per share since adopting its Plan of Termination and Liquidation in January of 2001.









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BANYAN STRATEGIC REALTY TRUST
ADD 1



L. G. Schafran, Chairman, CEO and Interim President of Banyan, commented on the distribution, stating: "We are pleased to announce this additional distribution to our shareholders, which arises from the settlement of post-closing items in the Denholtz transaction (announced on May 15, 2002), and the receipt of almost $2 million in notes receivable (announced on June 4, 2002). With the delay in the anticipated receipt of the Northlake sale proceeds, and in keeping with our stated policy of making distributions as conditions warrant, we have determined to distribute this money sooner, and not to await the Northlake closing before making this distribution."


NASDAQ DELISTING
----------------

In other news, the Trust stated that the previously-announced hearing before The Nasdaq Listing Qualifications Panel, to review a staff determination that the Trust's shares of beneficial interest ought to be immediately delisted, is proceeding on June 20, 2002 as scheduled. The Trust reiterated that there can be no assurance that the Panel will grant the Trust's request for continued listing on the Nasdaq National Market System. The Trust also noted that if delisting does occur, the Trust will not receive any advance notice of the Nasdaq determination.

If the Trust is not successful in obtaining continued listing on Nasdaq, the Trust intends to list its shares of beneficial interest on the Over the Counter Bulletin Board.


LEVINE LITIGATION
-----------------

The Trust added that the ongoing litigation between the Trust and its suspended president, Leonard G. Levine, continues. Written discovery is now scheduled to close on September 30, 2002 and oral fact discovery is scheduled to close on October 31, 2002. All expert witness disclosure and depositions are to be concluded by December 13, 2002. The Trust currently anticipates a trial date in the first or second quarter of 2003.

Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that adopted a Plan of Termination and Liquidation on January 5, 2001. On May 17, 2001, the Trust sold approximately 85% of its portfolio in a single transaction. Other properties were sold on April 1, 2002 and May 1, 2002. Banyan now owns a leasehold interest in one (1) real estate property located in Atlanta, Georgia, representing approximately 9% of its original portfolio. This property is subject to a contract of sale, currently scheduled to close on July 17, 2002, but is expected to be extended to a September 17, 2002 closing date. Since adopting the Plan of Termination and Liquidation, Banyan has made liquidating distributions totaling $5.25 per share. An additional distribution of $0.20 per share is scheduled for July 15, 2002. As of this date, the Trust has 15,496,806 shares of beneficial interest outstanding.














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


BANYAN STRATEGIC REALTY TRUST
ADD 2



Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties such as the sale of the Trust's remaining property, the amount of the remaining liquidating distributions, the outcome of pending litigation and other risks and uncertainties that are detailed from time to time in the Trust's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2001 which was filed with the Securities and Exchange Commission on March 21, 2002. Please see also the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section which was included in our Form 10-Q for the quarter ended March 31, 2002 which was filed with the Securities and Exchange Commission on May 6, 2002. Without limitation, the foregoing words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.




          See Banyan's Website at http://www.banyanreit.com.













































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